EXHIBIT 10.32

Summary of Employment Arrangement with Irene Rosenfeld

Irene B. Rosenfeld entered into an employment arrangement with PepsiCo to serve as Chairman and Chief Executive Officer of the Company’s Frito Lay North American division commencing September 1, 2004. The employment arrangement does not guarantee employment and either the Company or Ms. Rosenfeld may terminate her employment at any time. The employment arrangement provides for a payout equal to one year of base salary and bonus should she be involuntarily terminated (other than for cause) within the first three years of her employment.

The arrangement provided Ms. Rosenfeld with relocation benefits generally available to all employees to facilitate her relocation from Chicago to Dallas. She was also granted $1 million in Restricted Stock Units with one-year service-based vesting. The award vested on September 1, 2005 and converted to common shares, less applicable taxes. The shares are currently being held by Ms. Rosenfeld in furtherance of her share ownership requirements.

As part of the arrangement, Ms. Rosenfeld is eligible to receive salary, bonus, long-term incentives and other benefits as described in the attached offer letter. Her bonus and long-term incentives are awarded based on performance and all elements of her compensation, including salary, are subject to yearly review by the Board of Directors based on the Company’s and Ms. Rosenfeld’s performance.

Ms. Rosenfeld participates in the same retirement program as other salaried employees and will be eligible for full retirement at age 62 after ten years of service. At that time, as part of the arrangement, she will receive an additional 10 years of credited service when determining her retirement benefit.

700 Anderson Hill Road Purchase, New York 10577 www.pepsico.com

DAVID E. SCHERB

VICE PRESIDENT

COMPENSATION AND BENEFITS

July 30, 2004

Ms. Irene Rosenfeld

862 Greenwood Avenue

Glencoe, IL 60022

Dear Irene:

We are pleased to confirm our offer for you to join PepsiCo as Chairman and Chief Executive Officer of Frito-Lay North America, reporting to Steve Reinemund, Chairman and Chief Executive Officer of PepsiCo, Inc.

The primary details of your offer are as follows:

•	Start Date: Your start date will be September 1, 2004.

•	Salary: Your starting annual base salary will be $775,000. Your annual base salary will be reviewed each year beginning in 2005.

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Bonus: Each year you will be eligible to participate in our Executive Incentive Compensation Plan (EICP), which provides two bonus opportunities. First, an Annual Bonus with a target of 150% of your base salary and which is payable in the year following the bonus year. Second, a Premium Bonus with a target of 50% of your base salary and which vests and is payable in thirds over three years following the bonus year. Bonuses under the EICP are approved by the Compensation Committee of the Board of Directors and paid out at 0% - 200% of target, depending on business and personal performance.

For four months employment in 2004, both bonuses will be paid based on no less than 100% target performance and pro-rated to pay out 33% of the full year amounts.

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Long-Term Incentive Program: You will be eligible to participate in Long-Term Incentives applicable to other similarly situated executives at PepsiCo. The size and terms of awards under the LTIP are determined by the Compensation Committee. The following is a summary of the Initial Grants and New Hire Grant that the Compensation Committee of PepsiCo’s Board of Directors has already approved for you, and a summary of Future Grants you would eligible for.

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Initial Grants: On your hire date, you will receive an award under the terms of the LTIP with a value of $578,800 split 50%/50% between Stock Options and Restricted Stock Units. The Stock Options will have a face value of $1,157,500, and the actual number of options you are granted will be determined by dividing the face value by the fair market value of PepsiCo common stock on September 1, 2004. The Restricted Stock Units will have an award value of $289,400, and the actual number of units you are granted will be determined by dividing the award value by the fair market value of PepsiCo common stock on September 1, 2004.

700 Anderson Hill Road Purchase, New York 10577 www.pepsico.com

Ms. Irene Rosenfeld

July 30, 2004

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New Hire Grant: On your hire date, you will receive an award under the terms of the LTIP with a value of $1,000,000, which will be entirely in restricted Stock Units. The actual number of units you are granted will be determined by dividing the award value by the fair market value of PepsiCo common stock on September 1, 2004.

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Future Grants: Under the current terms of the LTIP, beginning in 2005, you will be eligible to receive an annual award with a target value of $1,378,000, or such other amount commensurate with similarly situated executives of PepsiCo, split 50%/50% between Stock Options and Restricted Stock Units. The actual value of the award will be determined by the Board of Directors, taking into account market conditions and individual and team performance.

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Vesting: Under the current terms of the LTIP, on the third anniversary of the grant date, Stock Options become vested and exercisable. Also, Restricted Units become unrestricted and payable on the third anniversary, assuming that PepsiCo achieves its three-year RSU performance goals set by the Board of Directors.

For your 2004 Initial Grant, the option vesting dates and RSU performance criteria will be the same as other senior executives who received their awards on February 1, 2004. This means your awards will vest in two years and five months on February 1, 2007, rather than three years.

For your 2004 Hire Grant, your Restricted Shock Units will vest after one year on September 1, 2005.

Vesting of your Options and Restricted Stock Units will accelerate in the event of your death or total disability.

•	Term: Options typically expire after 10 years. Because they are granted during the year, your 2004 options will have a 9 year and 5 month term and will expire February 1, 2014.

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Exercisability: In the event of your retirement, death or disability, your vested options would remain exercisable for their entire term. In the event of any other termination of employment, your vested options would have to be exercised prior to your termination date.

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SharePower: You will be eligible for additional grants of stock options under the LTIP equal to the options you would receive under PepsiCo’s SharePower Stock Option Program if you were eligible to participate in that program. You will first be eligible for SharePower grants in 2005. SharePower grants typically vest after three years, but would vest fully upon your retirement.

•	Deferred Compensation: You will be eligible to participate in PepsiCo’s Executive Income Deferral Program (EID), under which you are permitted to defer up to 100% of your base salary and annual bonus.

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Executive Car Program: You will be eligible to participate in PepsiCo’s Executive Car Program, which generally covers your costs of leasing and maintaining an automobile of your choice (with certain limitations). In lieu of leasing an automobile, you may choose to receive a cash car allowance.

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Active Health Benefits: You will be eligible to participate in PepsiCo’s benefits plan for salaried employees. Under this plan, PepsiCo pays a portion of the costs of medical, dental and vision / hearing coverage as well as basic disability and life insurance benefits.

700 Anderson Hill Road Purchase, New York 10577 www.pepsico.com

Ms. Irene Rosenfeld

July 30, 2004

•	Home Purchase Policy: You will be eligible for our standard policy for home sale / purchase / mortgage assistance.

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Relocation Package: You will be covered by our standard relocation policy, which covers your actual relocation costs (e.g. traveling, shipping goods, temporary living) and provides you with a $62,500 cash allowance.

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Pension: In accordance with applicable plans, you will be eligible for a retirement pension if you terminate employment (other than for cause) after completing at least ten years of service. Upon completion of ten years of service, you will receive ten years of “additional credited service” that will be added to your total years of actual service when calculating your total pension benefit. The amount of your pension benefit will be calculated in accordance with PepsiCo’s Pension Equalization Plan. Vesting occurs after five years, but vested benefits will not include the additional credited service mentioned above until ten years of actual service are completed.

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Retiree Health Benefits: In accordance with applicable plans, if you terminate employment (other than for cause) after completing ten years of service, you will be eligible to participate in PepsiCo’s retiree medical benefits program. Under the current program, PepsiCo pays a portion of the costs of medical coverage.

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Severance: In the event of your involuntary termination (other than for cause) during the first three years of employment, you will receive a lump sump severance payment equal to not less than one year of Base Salary and Target Annual Bonus (150% of Base Salary).

•	Term of Employment: Nothing in this offer serves as a guarantee of employment for any fixed length of time, and either you or PepsiCo may terminate your employment at any time.

The above describes the primary terms of our offer and PepsiCo’s Compensation and Benefits Programs. The terms and conditions of these programs are governed by the formal legal documents. For your information, I have enclosed a one-page summary of your compensation and copies of the Executive Compensation, Deferred Compensation and Executive Car Programs.

700 Anderson Hill Road Purchase, New York 10577 www.pepsico.com

Ms. Irene Rosenfeld

July 30, 2004

We are excited about the strength and versatility you will bring to PepsiCo and hope that you view our offer as an indication of our confidence in your success. We know you will be a strong addition to our team and believe you will find your experience at PepsiCo to be challenging, rewarding and fun. Please acknowledge your acceptance of the above offer by signing below and returning this letter to me via fax at 914-253-3008 or mail. If you have any questions, please feel free to contact me at 914-253-3862 or Peggy Moore at 914-253-3007.

Sincerely,

/s/ David E. Scherb

David E. Scherb

Vice President, Compensation and Benefits

cc:	Steve Reinemund
Peggy Moore

Accepted:

/s/ Irene Rosenfeld

Irene Rosenfeld	Date: 8/2/04